UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2023

Aligos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39617	82-4724808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Corporate Dr., 2nd Floor

South San Francisco, CA 94080

(Address of principal executive offices, including Zip Code)

(800) 466-6059

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ALGS	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 23, 2023, Aligos Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Purchasers”). The Purchase Agreement provides for the sale and issuance by the Company of an aggregate of: (i) 31,429,266 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 81,054,686 shares of Common Stock and (iii) accompanying warrants (the “Common Warrants” and, together with the Shares and the Pre-Funded Warrants, the “Securities”) to purchase up to 56,241,973 shares of Common Stock (collectively, the “Private Placement”). The combined price per Share and accompanying Common Warrant is $0.8193 and the combined price per Pre-Funded Warrant and Common Warrant is $0.8192. The closing of the Private Placement occurred on October 25, 2023 (the “Closing”).

Each Common Warrant has an exercise price per share of $0.7568, became immediately exercisable on the date of issuance and will expire on October 25, 2030. Each Pre-Funded Warrant has a nominal exercise price per share of $0.0001, became immediately exercisable on the date of issuance and will remain exercisable until exercised in full. A holder (together with its affiliates) may not exercise any portion of a Pre-Funded Warrant or Common Warrant to the extent that the holder would own more than 4.99%, 9.99%, 14.99 or 19.99% (as elected by the holder prior to the issuance of such Pre-Funded Warrant and Common Warrant, as applicable) of the number of shares of the Common Stock outstanding immediately prior to or after giving effect to such exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants and Common Warrants, as applicable. However, upon at least 61 days’ prior notice from the holder to the Company, a holder may increase or decrease the amount of ownership of outstanding Common Stock after exercising the holder’s Pre-Funded Warrant or Common Warrant, as applicable, up to 19.99% of the Common Stock outstanding immediately prior to or after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants and Common Warrants.

The exercise price and the number of shares of Common Stock issuable upon exercise of each Pre-Funded Warrant and Common Warrant will be subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.

The aggregate gross proceeds to the Company from the Private Placement are approximately $92,149,996, before deducting the placement agent’s fees and other offering expenses and excluding any proceeds the Company may receive upon exercise of the Pre-Funded Warrants and Common Warrants.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchasers, other obligations of the parties and termination provisions. Pursuant to the Purchase Agreement, the Company has agreed to file a resale registration statement with the Securities and Exchange Commission on or before November 28, 2023, to register the resale of the Shares and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants and the Common Warrants.

The foregoing summaries of the Private Placement, the Securities issued in connection therewith, the Purchase Agreement, and the Pre-Funded Warrants and Common Warrants do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents. Copies of the forms of the Pre-Funded Warrant and Common Warrant and the Purchase Agreement are attached hereto as Exhibits 4.1, 4.2 and 10.1, respectively, and are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information regarding the Securities set forth under Item 1.01 of this Form 8-K is incorporated by reference in this Item 3.02. The Company issued the Securities in reliance on exemptions from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The Company relied on these exemptions from registration for private placements based in part on the representations made by the Purchasers, including the representations with respect to each Purchaser’s status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and each Purchaser’s investment intent. The offer and sale of the Securities and the shares of Common Stock underlying the Pre-Funded Warrants and Common Warrants have not been registered under the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Pre-Funded Warrant

4.2	Form of Common Warrant

10.1	Form of Securities Purchase Agreement, dated October 23, 2023, by and among the Company and the Purchasers

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIGOS THERAPEUTICS, INC.

Date: October 25, 2023	By:	/s/ Lesley Ann Calhoun
Lesley Ann Calhoun
Executive Vice President, Chief Financial Officer